Exhibit (m)(5)(b) Appended Appendix A to the Distribution Plan pursuant to Rule 12b-1 for the Investor Class shares

APPENDIX A

(to the Investor Class Shares

Service and Distribution Plan Under Rule 12b-1)

September 7, 2006

Forward Hoover Small Cap Equity Fund

Forward Hoover Mini-Cap Fund

Forward Progressive Real Estate Fund*

Forward International Equity Fund

Forward International Small Companies Fund

Forward Global Emerging Markets Fund

Sierra Club Stock Fund

Sierra Club Equity Income Fund

Forward Large Cap Equity Fund

*	Name change effective October 30, 2006; formerly known as the Forward Uniplan Real Estate Investment Fund.